As filed with the Securities and Exchange Commission on March 8, 2019

Registration No. 333-171840

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ACNB CORPORATION

(Exact name of Registrant as specified in its charter)

Pennsylvania	23-2233457
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

James P. Helt President & Chief Executive Officer
ACNB CORPORATION	ACNB CORPORATION
16 Lincoln Square	16 Lincoln Square
Gettysburg, Pennsylvania 17325	Gettysburg, Pennsylvania 17325
(717) 334-3161	(717) 334-3161
(Address, including Zip Code, and telephone number, including area code, of Registrant’s principal executive offices)	(Name, address, including Zip Code, and telephone number, including area code, of agent for service)

With a copy to:

Erik Gerhard, Esquire

G. Philip Rutledge, Esquire

BYBEL RUTLEDGE LLP

1017 Mumma Road, Suite 302

Lemoyne, Pennsylvania 17043

(717) 731-1700

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Post-Effective Amendment No. 1 amends the Registration Statement on Form S-3 (Registration No. 333-171840) of ACNB Corporation (the “Corporation”), which was filed with the Securities and Exchange Commission on January 24, 2011, and became immediately effective. The prospectus therein relating to the Corporation’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”) is hereby amended to: (1) update the Plan’s administrator, (2) update Plan features, and (3) make certain other minor, non-material changes to the prospectus.

PROSPECTUS

ACNB CORPORATION

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

300,000 Shares of Common Stock

Par Value $2.50

The ACNB Corporation Dividend Reinvestment and Stock Purchase Plan provides holders of its common stock with a convenient way to purchase additional shares of ACNB Corporation (the “Corporation”) common stock, by permitting participants in the plan to automatically reinvest cash dividends on all of their shares enrolled in the plan and to make quarterly voluntary cash payments under the terms of the plan. Participation in the plan is entirely voluntary so that shareholders may join the plan and terminate their participation in the plan at any time.

The Corporation intends to direct the plan administrator to purchase shares of the Corporation’s common stock (1) in the open market at fair market value, (2) in privately negotiated transactions, or (3) directly from the Corporation by purchasing treasury shares or authorized but unissued shares at a price based on the average of the closing bid and ask prices of a share of common stock on the Nasdaq Stock Market, or any combination of the foregoing. The Corporation will not receive proceeds from sales made in the open market or in privately negotiated transactions.  It will receive all of the proceeds in sales made directly by the Corporation. The Corporation is authorized to issue up to 300,000 shares of its common stock under the plan. The closing market price of ACNB Corporation common stock was $38.77 as of March 4, 2019, on the Nasdaq Stock Market. The Corporation’s common stock is listed on The Nasdaq Stock Market, LLC under the symbol “ACNB”. Cash dividends, if and when declared, will be reinvested under the terms of the plan. Shareholders may participate in the plan with respect to all or a portion of their shares of common stock.

We provide a summary of the plan in this prospectus in an easy to understand question and answer format. We encourage you to read it carefully. If you have any additional questions, please call Computershare Trust Company, N.A., the plan administrator, at (800) 368-5948. We recommend that you retain this prospectus for future reference.

An investment in common stock held in the plan account has the same market risks as an investment in common stock held directly. Participants in the plan bear the risk of loss (and receive the benefit of gain) occurring by reason of fluctuations in the market price of the common stock held in the plan account.

These shares are not deposits, are not insured by the Board of Governors of the Federal Reserve System, the FDIC, or any other governmental agency, and are subject to investment risk including the possible loss of principal.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the FDIC, the Pennsylvania Department of Banking and Securities, nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

See “Risk Factors” beginning on page 2 for a discussion of various factors which shareholders should consider about an investment in ACNB Corporation common stock.

The date of this prospectus is March 8, 2019.

How to Obtain Additional Information

This prospectus incorporates by reference important business and financial information about the Corporation that is not included in or delivered with this document. You can obtain free copies of this information by writing or calling:

ACNB Corporation

Attention: Lynda L. Glass, Executive Vice President/Secretary & Chief Governance Officer

16 Lincoln Square

P.O. Box 3129

Gettysburg, Pennsylvania 17325

(717) 334-3161

Summary

The Corporation is a registered financial holding company incorporated under the laws of the Commonwealth of Pennsylvania. Our corporate offices are located at 16 Lincoln Square, Gettysburg, Pennsylvania 17325, and our telephone number is (717) 334-3161.

The Corporation has adopted the Dividend Reinvestment and Stock Purchase Plan to offer its shareholders an opportunity to purchase additional shares of the Corporation’s common stock automatically through the reinvestment of cash dividends. From time to time, we may amend the plan, including increasing the number of shares available under the plan to meet the demands of our shareholders. This prospectus describes our Dividend Reinvestment and Stock Purchase Plan in effect as of the date of this prospectus. If you do not choose to enroll in the plan, you will continue to receive cash dividend payments from the Corporation, if and when cash dividends are declared and paid.

If you are a registered owner of the Corporation’s common stock, you are eligible to enroll in the plan. You may make purchases under the plan with your cash dividends on some or all of your shares of the Corporation’s common stock and through the plan’s voluntary cash payment feature. You may enroll in the plan online at www.computershare.com/investor through the Investor Center or by completing an enrollment form and returning it to:

Computershare Trust Company, N.A.

P.O. Box 505000

Louisville, KY 40233-5000

(800) 368-5948

If you enroll in the plan, the administrator will use the cash dividends on the shares you designate, as well as any voluntary cash payments you make, to purchase additional shares of the Corporation’s common stock. Historically, we pay cash dividends on a quarterly basis. If we do not pay a cash dividend, there will be no investment under the plan, unless you purchase shares through the plan’s voluntary cash payment feature. Voluntary cash payment purchases may be made quarterly.

If the plan purchases original issue or treasury shares, the purchase price will be the average of the closing bid and ask prices of a share of common stock on the Nasdaq Stock Market on the investment date.  If the plan purchases shares in the open market, the purchase price for each share will be the weighted average of prices actually paid for shares for the relevant purchase date, excluding all fees, brokerage commissions, and expenses.  If the plan purchases shares in privately negotiated transactions, the purchase price for each share will be the weighted average of prices actually paid for the shares for the relevant purchase date, excluding all fees, brokerage commissions, and expenses.

Risk Factors

Our business and an investment in our stock are subject to significant risks and uncertainties. You should carefully consider these risks and uncertainties, which are described in our Annual Reports on Form 10-K and in our Quarterly Reports on Form 10-Q that we file with the SEC and which are deemed incorporated by reference into this prospectus. If any of these risks and uncertainties actually occurs, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

Description of the Dividend Reinvestment and Stock Purchase Plan

The ACNB Corporation Dividend Reinvestment and Stock Purchase Plan is as follows. We present the plan in a question and answer format. Shareholders who do not choose to participate in the plan will continue to receive cash dividend payments, if and when cash dividends are declared and paid.

Purpose

1.             What is the purpose of the plan?

The plan provides registered shareholders with a convenient and economical method of investing cash dividends and voluntary cash payments to purchase additional shares of the Corporation’s common stock. Participants pay no service fees or brokerage commissions when they acquire additional shares of common stock through the plan.

Advantages

2.             What are the advantages of the plan?

Shareholders may:

•                  Reinvest cash dividends and make voluntary cash payments to purchase additional shares of common stock, without paying service fees or brokerage commissions;

•                  Invest the full amount of all cash dividends in shares of common stock including fractional shares, which also earn dividends under the plan;

•                  Avoid safekeeping and record keeping costs through the free custodial and reporting services under the plan; and,

•                  Regularly receive a detailed statement of account transactions.

Administration

3.             Who administers the plan for participants?

Computershare Trust Company, N.A. (“Plan Administrator”) is the administrator of the plan and will act as agent for the participants. As agent for the participants, the Plan Administrator will:

•                  Hold shares in the name of its nominee as agent for plan participants;

•                  Keep and maintain records;

•                  Provide detailed statements of account transactions to participants; and,

•                  Perform other duties related to the plan.

Any notices, questions, or other communications relating to the plan should include the participant’s account number and should be addressed to:

Computershare

P.O. Box 505000

Louisville, KY 40233-5000

(800) 368-5948

www.computershare.com/investor

In the event that the Plan Administrator resigns or ceases to act as agent for the participants, the Corporation will make other arrangements, as it deems appropriate, for the administration of the plan. Furthermore, we may replace the Plan Administrator as agent at any time.

Participation

4.             Who is eligible to participate?

All registered common stock shareholders are eligible to participate in the plan. Shareholders may participate in the plan with respect to all or any portion of their shares so long as participants enroll at least 100 shares of the Corporation’s common stock. Shareholders will not be eligible to participate in the plan if they reside in a jurisdiction in which it is unlawful or compliance costs under state or local securities or “blue sky” laws are too high for the Corporation to permit their participation.

A broker or nominee that is a record owner of common stock may participate in the plan on behalf of one or more beneficial owners of shares in accordance with the rules and regulations established by the Corporation. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. If you own shares that are held beneficially for your account, contact your broker for instructions on how you may enroll these shares in the plan.

5.             How does an eligible shareholder become a participant?

To participate in the plan, a shareholder of record may enroll by going online to the Plan Administrator’s website at www.computershare.com/investor through the Investor Center or by completing and returning an enrollment form to the Plan Administrator. Copies of the enrollment form may be obtained at any time by contacting the Plan Administrator at (800) 368-5948.

6.             What does the enrollment form provide?

The enrollment form authorizes the Plan Administrator, as the shareholder’s agent, to reinvest cash dividends on some or all shares registered under the plan and to purchase additional shares with voluntary cash payments.

7.             When may a shareholder join the plan?

An eligible shareholder of record may enroll in the plan at any time. If the enrollment form is received by the Plan Administrator  before the record date for a dividend payment, and the participant elects to reinvest the dividends in shares of the Corporation’s common stock, such reinvestment of dividends will begin with that dividend payment. Please note that the plan does not represent any change in our dividend policy or a guarantee of the payment of any future dividends. Historically, the Corporation has declared and paid cash dividends on a quarterly basis. The Corporation reserves the right to change the dividend record and payment dates.

8.             Is partial participation possible under the plan?

Yes. Shareholders may participate in the plan with respect to all or any portion of their shares so long as they enroll at least 100 shares of the Corporation’s common stock.

9.             Is the right to participate in the plan transferable?

No. The right to participate in the plan is not transferable. A shareholder participating in the plan continues as a participant until the plan is terminated, the shareholder gives notice of withdrawal or termination to the Plan Administrator, or the participant’s plan account falls below 100 shares.

Purchases

10.           What is the source for shares of common stock purchased under the plan?

The Plan Administrator purchases shares, at the Corporation’s discretion, directly from the Corporation (either from authorized but unissued shares or from treasury shares), in the open market, in privately negotiated transactions, or using a combination of these methods.

11.           How many shares of common stock will the Plan Administrator purchase for a participant under the plan?

The number of shares purchased depends on:

•                  The amount of cash dividends to be reinvested;

•                  The amount of any voluntary cash payment; and,

•                  The applicable purchase price of the common stock.

The Plan Administrator will credit each participant’s account with that number of shares, including any fractional shares computed up to six (6) decimal places, equal to the total amount to be invested divided by the applicable purchase price.

12.           When will shares of common stock be purchased for a participant under the plan?

The Plan Administrator will use cash dividends and voluntary cash payments to purchase common stock as soon as reasonably possible after the applicable dividend payment date, but not more than thirty (30) calendar days after the dividend payment date. If the Corporation does not declare cash dividends for a calendar quarter, voluntary cash payments received by the Plan Administrator during such calendar quarter will be used by the Plan Administrator to purchase common stock no later than the last day of such calendar quarter, or if such day is not a business day on which securities are traded, then the next business day on which securities are traded.

You will not receive any interest on cash dividends or voluntary cash payments pending the purchase of common stock by the Plan Administrator.

13.           At what price will shares of common stock be purchased under the plan?

When the Plan Administrator purchases shares of common stock from the Corporation, the purchase price will be the market price of the common stock on the relevant date. The “market price” is the average of the closing bid and ask prices of a share of common stock on the Nasdaq Stock Market on the investment date.  If there is no trading on the Nasdaq Stock Market for a substantial amount of time as of any investment date, the Corporation will determine the market price on the basis of such market quotations as it deems appropriate.

When the Plan Administrator purchases shares of common stock in the open market, with reinvested dividends or with voluntary cash payments, the Plan Administrator may combine a participant’s funds with funds of other participants and generally will batch purchase types (dividend and voluntary cash payments) for separate execution by its broker. At the Plan Administrator’s discretion, these batches may be combined and executed by its broker. The Plan Administrator may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in the shares, the Plan Administrator’s broker may execute purchases for any batch or batches in multiple transactions and over more than one (1) day. If different purchase types are batched, the price per share of the common shares purchased for each participant’s account, whether purchased with reinvested dividends or with voluntary cash payments, shall be the weighted average price of the specific batch for such shares purchased by the Plan Administrator’s broker for the relevant purchase date, excluding all fees, brokerage commissions, and expenses. When the Plan Administrator purchases shares of common stock in privately negotiated transactions, the purchase price will be the weighted average of the prices actually paid for the shares for the relevant purchase date, excluding all fees, brokerage commissions, and expenses. Purchases of common stock in the open market or in privately negotiated transactions may occur over one (1) or more trading days.

Voluntary Cash Payments

14.           Who is eligible to make voluntary cash payments?

All shareholders who have enrolled under the plan at least 100 shares of the Corporation’s common stock may also elect to make voluntary cash payments for the purchase of additional shares of ACNB Corporation common stock.

15.           What are the timing requirements and other limitations on voluntary cash payments?

Once enrolled in the plan, you may make voluntary cash payments to the Plan Administrator. These voluntary cash payments must be received at least one (1) business day, but no more than thirty (30) calendar days, prior to the dividend payment date. The Plan Administrator will use voluntary cash payments which it holds in collected funds to purchase additional shares of common stock on a quarterly basis. The Plan Administrator will use voluntary cash payments to purchase common stock as soon as reasonably possible after the applicable dividend payment date for a particular calendar quarter, but not more than thirty (30) calendar days after the dividend payment date. If the Corporation does not declare cash dividends for a calendar quarter, voluntary cash payments received by the Plan Administrator during such calendar quarter will be used by the Plan Administrator to purchase common stock no later than the last day of such calendar quarter, or if such day is not a business day on which securities are traded, then the next  business day on which securities are traded.

Voluntary cash payments may not be less than $100 per calendar quarter or total more than $10,000 in the aggregate in any calendar quarter. Each voluntary cash payment must be a minimum of $100.  You will not earn interest on your voluntary cash payments which are being held in collected funds to purchase additional shares of common stock. We reserve the right, in our sole discretion, to determine whether voluntary cash payments are made on behalf of an eligible participant.

16.           How does the voluntary cash payment option work?

To make a voluntary cash payment, a participant encloses a check drawn on a U.S. bank to the Plan Administrator along with an executed enrollment form for new participants or completed purchase form which will accompany each periodic statement of account for existing participants. Participants must make checks drawn on a U.S. bank in U.S. currency payable to “Computershare”. The check should indicate the participant’s plan account number.  Third-party checks, money orders, travelers checks, cash, checks not drawn on a U.S. bank, or checks sent without an executed enrollment form, payment form, or written instructions will be returned.

You can also authorize quarterly automatic deductions from your bank account, but each quarterly automatic deduction must be a minimum of $100 and a maximum of $10,000 to meet the voluntary cash payment requirements. To initiate automatic deductions, you may enroll through Computershare Investor Center accessible at www.computershare.com/investor or complete and sign a direct debit authorization form and return it to the Plan Administrator together with a voided blank check or savings account deposit slip for the account from which funds are to be drawn. A direct debit authorization form may also be obtained by calling the Plan Administrator. Forms will be processed and will become effective as promptly as practicable; however, you should allow four (4) to six (6) weeks for your first investment to be initiated. Once recurring automatic deductions are initiated, funds will be drawn from your account on the 5th day of the last month of the calendar quarter, or the next business day if the 5th is not a business day. Automatic deductions will continue at the level you set until you change your instructions by notifying the Plan Administrator.

Any voluntary cash payment received by the Plan Administrator will be applied to the purchase of shares of common stock on the applicable investment date as described in Question 13, depending on when the payment is received, at a price determined in accordance with the provisions of the plan. No interest will be paid on uninvested voluntary cash payments. You may obtain the return of any voluntary cash payment if such request is received by the Plan Administrator on or before the second business day prior to the investment date on which it is to be invested.

In the event that any participant’s check for a voluntary cash payment is returned unpaid for any reason, or an electronic funds transfer for an automatic deduction is not effected, the Plan Administrator will consider the request for investment of such funds null and void. If any shares were purchased for the participant’s plan account upon the prior credit of such funds, the Plan Administrator shall immediately remove those shares from such participant’s plan account and the Plan Administrator will charge you an insufficient funds fee of $35. The Plan Administrator shall thereupon be entitled to sell the shares to satisfy any uncollected amount plus any applicable fees. If the net proceeds from the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Administrator shall be entitled to sell such additional shares from the participant’s plan account as may be necessary to satisfy the uncollected balance.

Reports to Participants

17.           What kind of reports will be sent to participants in the plan?

Each participant in the plan will receive a statement of account subsequent to each dividend payment date describing cash dividends and any voluntary cash payments received, the number of shares purchased, the price per share, and the total shares accumulated under the plan. These statements will provide a record of the dates and costs of purchases on a quarterly or other periodic basis. Participants should retain the statements for income tax purposes. These statements, as well as other account information, are also available online at www.computershare.com/investor. In addition, participants will receive our annual reports to shareholders, notices of shareholder meetings, proxy statements, and Internal Revenue Service information for reporting dividends received and any applicable expenses paid on their behalf.

Share Certificates; Safekeeping

18.           Will the Plan Administrator issue certificates for shares of common stock purchased?

Unless requested in writing by a participant, the Plan Administrator will not issue certificates for shares of common stock purchased under the plan. The number of shares credited to a participant’s account under the plan will be shown on the participant’s periodic statement of account. This safekeeping feature protects against loss, theft or destruction of stock certificates. The Plan Administrator will issue certificates for whole shares withdrawn from the plan, for which a service fee may be assessed. A shareholder may deliver existing share certificates to the Plan Administrator for safekeeping.

19.           In whose name will certificates be registered when issued to participants?

Unless the participant directs otherwise, upon withdrawal from the plan, the Plan Administrator will reassign whole shares so withdrawn to the participant in book-entry form in the Direct Registration System (DRS)  in the name in which the participant maintains the plan account. A participant may also request that a certificate be issued in the name in which the participant maintains the plan account. If a participant requests that a certificate be issued in a different name, the request must bear the participant’s own signature. The participant’s signature must be guaranteed by a financial institution participating in the Medallion Signature Guarantee program.  The Medallion Signature Guarantee program ensures that the individual signing the certificate or transfer instructions is in fact the registered owner as the name appears on the stock certificate or stock power. If the account is registered in multiple names, all signatures must appear on the request. There is an applicable fee if a participant requests to issue a certificate. Upon a participant’s death, the Plan Administrator will follow the instructions of the decedent’s personal representative upon submission of appropriate proof of authority.

Withdrawal and Sale of Shares in Plan Accounts

20.          How may participants withdraw shares purchased under the plan?

A participant may withdraw all or any portion of the shares credited to his or her account by going online to the Plan Administrator’s website at www.computershare.com/investor through the Investor Center, by telephone, or by completing the withdrawal request information set forth on the periodic statement of account and specifying the number of shares to be withdrawn. The participant should mail the request for withdrawal to the Plan Administrator at the address provided on the statement. The Plan Administrator will reassign whole shares so withdrawn in the name of the participant in book-entry form in the Direct Registration System (DRS). The Plan Administrator will continue to reinvest cash dividends on any shares remaining in the participant’s account, unless the shares credited to the participant’s account falls below 100 shares. At such time, the Plan Administrator will terminate the shareholder’s participation in the plan.

There is an applicable fee if a participant requests to withdraw from the plan. In addition, if a participant requests the Plan Administrator to sell his or her shares in the event of his or her withdrawal from the plan, the participant will pay the applicable brokerage commission associated with the sale of such shares, any required transfer tax, and applicable service fees as highlighted in Question 21 below.

21.          May participants elect to sell shares?

You may sell some or all of your shares held in your plan account, but are subject to retaining a minimum of 100 shares to remain in this plan. You may sell your shares either through your broker or through the Plan Administrator.

If you elect to sell through a broker that you have selected, you must first request the Plan Administrator to move your shares to the Direct Registration System (DRS) and then have your broker request the Plan Administrator to electronically transfer the number of whole shares you want to sell through the DRS Profile System. Alternatively, you may request the Plan Administrator to send you a certificate representing the number of shares you want to sell. Issuance of a stock certificate may be subject to a transaction fee. The Plan Administrator will generally move your shares to DRS or issue a certificate for your shares approximately three (3) business days after your request is received.

Alternatively, you may send the Plan Administrator a request to sell some or all of the shares held in your plan account. You have the following choices when selling shares held in your plan account:

•                  Market Order - A market order is a request to sell shares promptly at the then current market price. You may request a market order sale only online at www.computershare.com/investor or by calling the Plan Administrator directly at (800) 368-5948. Market order sale requests made in writing will be submitted as batch order sales. Market order sale requests received online or by telephone will be placed promptly upon receipt during normal market hours (9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next trading day. The price will be the market price for shares obtained by the Plan Administrator’s broker, less a $25.00 service fee and processing fee of $0.12 per share* sold. The Plan Administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Plan Administrator directly at (800) 368-5948. If your market order sale was not filled and you still want the shares to be sold, you will need to reenter the sale request.

•                  Batch Order - A batch order is an accumulation of all sale requests by any security holder for a security submitted together as a collective request. Batch orders are submitted on each trading day, to the extent that there are sale requests. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five (5) business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. You may request a batch order sale by calling the Plan Administrator directly at (800) 368-5948 or by writing to the Plan Administrator. All sales requests received in writing will be submitted as batch order sales. To maximize cost savings for batch order sale requests, the Plan Administrator will seek to sell shares in round lot transactions (for example, lots of 100 shares each). For this purpose, the Plan Administrator may combine each selling plan participant’s shares with those of other selling plan participants. In every case of a batch order sale, the price to each selling plan participant will be the weighted average sale price obtained by the Plan Administrator’s broker for each aggregate order placed by the Plan Administrator and executed by the broker, less a $25.00 service fee and a processing fee of $0.12 per share* sold.

•                  Day Limit Order - A day limit order is an order to sell shares of common stock when and if a specific trading price is reached on a specific day. The order is automatically cancelled if the price is not met by the end of the specified day (or, for orders placed during aftermarket hours, the next trading day the market is open). Depending on the number of shares of common stock being sold and current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request. You may request or cancel a day limit order sale online at www.computershare.com/investor or by calling the Plan Administrator directly at (800) 368-5948. There is a $25.00 service fee and a processing fee of $0.12 per share* sold for each day limit order sale.

•                  Good-Til-Cancelled (“GTC”) Limit Order - A GTC limit order is an order to sell shares of common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to thirty (30) days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one (1) trading day. If shares trade on more than one (1) day, a separate fee will be assessed for each day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request. You may request or cancel a GTC limit order sale online at www.computershare.com/investor or by calling the Plan Administrator directly at (800) 368-5948. There is a $25.00 service fee and a processing fee of $0.12 per share* sold for each GTC limit order sale.

All sales requests processed over the telephone by a customer service representative will incur an additional fee of $15.00. *All per share fees include any brokerage commissions the Plan Administrator is required to pay.  Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee.  Fees are deducted from the proceeds derived from the sale. The Plan Administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Plan Administrator to determine if there are any limitations applicable to your particular sale request. Proceeds are normally paid by check, which are distributed within twenty-four (24) hours after your sale transaction has settled.

The Plan Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, except as provided in the selling order descriptions above, no one will have any authority or power to direct the time or price at which shares for the plan are sold, and no one, other than the Plan Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

Selling participants should be aware that the price of common stock may rise or fall during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale on the open market. Instructions sent to the Plan Administrator to sell shares are binding and may not be rescinded.

If a participant elects to sell shares online at www.computershare.com/investor through Investor Center, the Plan Administrator’s international currency exchange service may be utilized to convert sale proceeds to local currency prior to being distributed. Receiving sales proceeds in a local currency and having a check drawn on a local bank avoids the timely and costly collection process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, which a selling participant must agree to online.

Because the Plan Administrator will sell the shares on behalf of the plan, neither the Corporation nor any participant in the plan has the authority or power to control the timing or pricing of shares sold (except as provided in the selling order descriptions above) or the selection of the broker effecting the sales. Therefore, you will not be able to precisely time your sales through the plan, and you will bear the market risk associated with fluctuations in the price of the Corporation’s common stock. Accordingly, if you submit a written request to sell shares held in the plan, it is possible that the market price of the Corporation’s common stock could go down or up before the broker sells your shares.

Termination of Participation in the Plan

22.          How does a participant withdraw from the plan?

Participation in the plan is entirely voluntary. A participant may terminate his or her participation at any time online at www.computershare.com/investor through the Investor Center, by telephone, or by sending written notice to the Plan Administrator. When a participant terminates from the plan, when the participant’s plan account falls below 100 shares, or upon termination of the plan by the Corporation, the Plan Administrator will reassign whole shares in the name of the participant in book-entry form in the Direct Registration System (DRS), and a check will be issued to the participant representing the value of any fractional shares, less the applicable fees for the sale of the fractional shares, based on the then current market value per share. Thereafter, all cash dividends, if and when cash dividends are so declared by the Corporation, will be paid directly to the shareholder who withdraws from the plan. Participants who elect to discontinue participation in the plan are not eligible to make voluntary cash payments.

If a notice of termination is received near a dividend record date, the Plan Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on behalf of the withdrawing participant. If such dividends are reinvested, the Plan Administrator will process the participant’s withdrawal as soon as practicable, but in no event later than five (5) business days after the reinvestment is completed. A shareholder may elect to re-enroll in the plan at any time.

Federal Income Tax Information

23.          What are the federal income tax consequences of participation in the plan?

This section discusses the federal income tax information connected with the plan, based on current federal income tax laws applicable to United States citizens or residents. If federal income tax laws change in the future, the following may change and no longer apply. State, local, foreign and other tax provisions vary and are not covered in this summary. In any event, you should consult your tax advisor about your particular transactions, especially if you may be covered by other tax rules.

For federal income tax purposes, a participant in the plan will be treated as having received, on the dividend payment date, the full amount of dividends allocable to the participant, regardless of whether the dividends are actually paid in cash, withheld for the payment of taxes, or invested in additional shares of common stock pursuant to the plan. Additionally, the participant will be deemed to have received taxable income in the amount of any commissions and other brokerage expenses paid in purchasing shares on the participant’s behalf. The per share tax basis of shares acquired for a participant under the plan will be the price per share reported on the periodic statement of account supplied to each participant after each applicable investment date, adjusted to include the amount of any commissions and other brokerage expenses paid on behalf of the participant, as reported in the Internal Revenue Service information referred to in Question 17 above.

The holding period for shares acquired pursuant to the plan will begin on the day after the date the shares are acquired for a participant’s account. When a participant is subject to federal income tax withholding on dividends, and when a foreign participant’s taxable income under the plan is subject to federal income tax withholding, dividends will be reinvested net of the amount of tax withheld under applicable law.

While the matter is not free from doubt, we intend to take the position that the administrative expenses of the plan, which are to be paid by us, are not constructive dividends to plan participants. For tax reporting purposes, each participant will receive from the Plan Administrator a Form 1099-DIV (mailed on or before January 31 of the following year), which will show the total dividend income to the participant.

We believe that participants will not realize any taxable income upon receipt of certificates for whole shares held in their plan account, either upon the withdrawal of shares from the plan or upon termination of participation in the plan. A participant who sells or exchanges shares previously received from the plan, or who directs the Plan Administrator to sell his or her plan shares, may, however, recognize gain or loss. The amount of the gain or loss will be the difference between the amount you receive for your whole or fractional shares and your tax basis in the shares.

Dividends reinvested under the plan by corporate shareholders may be eligible for the dividends-received deduction.

The above summary may not apply to certain participants in the plan, such as tax-exempt entities, tax-deferred entities (e.g., IRAs) and foreign shareholders. Participants should consult their own tax advisors to determine particular tax consequences, including state tax consequences, which may result from participation in the plan, and any subsequent disposal of shares acquired pursuant to the plan.

Other Information

24.          What happens if the Corporation declares a stock dividend or effects a stock split?

The Plan Administrator will add any shares issued in connection with a stock dividend or stock split on common stock held under the plan to the participant’s account.

25.          If the Corporation has a rights offering, how will a participant’s entitlement be computed?

A rights offering is when a corporation issues rights to its existing shareholders to buy a proportional number of additional shares at a given price. A participant’s entitlement in a rights offering is based upon his or her total holdings, including the shares held in the participant’s plan account, in the same manner as dividends are computed currently. The Corporation will issue rights certificates for the number of whole shares only, and will sell rights based on the fractional shares held in a participant’s account. The Plan Administrator will mail the proceeds of the sale of fractional rights certificates, less commissions and taxes, if any, directly to the participant.

26.          How are shares in a participant’s account voted at a meeting of the shareholders?

If, on a record date for a meeting of shareholders, there are shares in a participant’s account, the Plan Administrator will send proxy materials for the meeting to the participant. A participant is entitled to vote all shares of common stock credited to his or her account.

The Plan Administrator will also forward any proxy solicitation materials relating to the shares of common stock held by the plan to the participating shareholder.

27.          What are the responsibilities and liabilities of the Corporation and the Plan Administrator?

The Corporation and the Plan Administrator shall not be liable for any act taken in good faith or for any good faith omission to act, including, without limitation, any claims of liability:

•                  Arising out of a failure to terminate a participant’s account upon his or her death; or,

•                  With respect to the prices at which shares of the Corporation’s common stock are purchased or sold, the times when or the manner in which purchases or sales are made; the decision whether to purchase shares of common stock on the open market, from the Corporation, or in privately negotiated transactions; and, fluctuations in the market value of the common stock; or,

•                  Any matters relating to the operation or management of the plan.

The Corporation cannot assure that participants will make a profit on, or protect participants against a loss from, the common stock purchased by or for participants under the plan.

All transactions in connection with the plan will be governed by the laws of the Commonwealth of Pennsylvania, and are subject to all applicable federal tax or securities laws.

28.          May the plan be amended, modified or discontinued?

Yes. The Board of Directors of the Corporation, at its discretion, may amend, modify, suspend or terminate the plan and will endeavor to notify participants of any amendment, modification, suspension or termination. The Corporation may, for whatever reason, at any time, as it may determine in its sole discretion, terminate a participant’s participation in the plan after mailing a notice of intention to terminate to the participant at the participant’s address as it appears on the Plan Administrator’s records. In addition, the Corporation and the Plan Administrator may each adopt reasonable procedures for the administration of the plan. The Corporation has the sole authority to interpret the plan in the manner that it deems appropriate in its absolute discretion.

29.          Who will bear the costs of the purchases made under the plan?

The Corporation will pay the costs of administration of the plan. Participants will incur no brokerage commissions or other fees for purchases of shares under the plan.

30.          May a participant pledge shares purchased under the plan?

No. A participant who wishes to pledge shares credited to a plan account must request the withdrawal of the shares in accordance with the procedures outlined in response to Question 20 above.

Use of Proceeds

The Corporation does not know the number of shares of common stock that will be purchased from it under the plan or the prices at which such shares will be purchased. To the extent that shares are purchased from the Corporation, and not in the open market or in privately negotiated transactions, the Corporation intends to add proceeds it receives from the sales to its general funds to be used for general corporate purposes, including, without limitation, investments in and advances to the Corporation’s subsidiaries. The amounts and timing of the application of proceeds will depend upon the funding requirements of the Corporation and its subsidiaries and the availability of other funds. Based on anticipated growth of its subsidiaries and the financial needs of the Corporation, management anticipates that it, from time to time, will engage in additional financing of a character and in amounts that have yet to be determined.

Experts

The consolidated financial statements included in the Corporation’s Annual Report on Form 10-K  as of December 31, 2018 and for the year ended December 31, 2018 and the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated in this prospectus by reference from the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon incorporated herein by reference, and have been incorporated and included in this prospectus and registration statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2017, and for the year ended December 31, 2017, incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

Legal Matters

Bybel Rutledge LLP, Lemoyne, Pennsylvania, passed upon the legality of the common stock offered by this prospectus. Based on this opinion, the shares of common stock issued by the Corporation in accordance with the terms of the plan and this prospectus will be validly issued, fully paid, and non-assessable.

Where You Can Find More Information

The Corporation files annual, quarterly and current reports, proxy and information statements, and other information with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as the Corporation, that file electronically with the SEC. The address of this site is www.sec.gov.

The SEC allows us to “incorporate by reference” in this prospectus other information. This means we disclose important information to you by referring you to those documents. Specifically, we incorporate the following documents by reference in this prospectus:

•                  The Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 8, 2019;

•                  The Corporation’s Current Report on Form 8-K, filed with the SEC on February 27, 2019; and,

•                  The description of the Corporation’s common stock contained in the Corporation’s Registration Statement (No. 333-215914) on Form S-4 filed with the SEC on February 6, 2017, as amended.

We also incorporate by reference in this prospectus additional documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus, and prior to our filing a post-effective amendment which indicates that all common stock offered under the plan has been sold or which deregisters any common stock remaining unsold. Additional documents that we incorporate by reference into this prospectus are deemed a part of this prospectus from the date of filing the documents.

Documents incorporated by reference are available without charge to each participant in the plan upon oral or written request or visit the Corporation’s website at www.acnb.com. In addition, you may obtain all documentation relating to the plan that is required to be delivered to participants pursuant to the rules adopted under the Securities Act of 1933 from the Corporation. Requests for copies should be addressed to:

ACNB Corporation

Attention: Lynda L. Glass, Executive Vice President/Secretary & Chief Governance Officer

16 Lincoln Square

P.O. Box 3129

Gettysburg, Pennsylvania 17325

(717) 334-3161

Indemnification of Directors and Officers

The Pennsylvania Business Corporation Law, referred to as the PBCL, provides that Pennsylvania corporations shall have the power, under specified circumstances, to indemnify any person who is or was a representative of the corporation in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such representatives, against expenses (including attorney’s fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding. Further, the PBCL provides that Pennsylvania corporations must indemnify a representative of the corporation who is successful on the merits or otherwise in defense of any such action, suit or proceeding against expenses reasonably incurred.

The Bylaws of the Corporation provide indemnification or reimbursement for reasonable expenses actually incurred by directors or officers. However, indemnification or reimbursement shall be provided only when a director or officer acted in good faith and reasonably believed such actions were in the best interests of the Corporation. Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy covering the Corporation and its subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Corporation, we have been informed that, in the opinion of the SEC, any such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                                         Other Expenses of Issuance and Distribution.

Registration Fee	$522.80	*
Blue Sky Fees	$0.00
Accounting Fees	$11,200.00
Legal Fees and Expenses	$5,000.00
Printing Fees and Postage	$1,000.00
Total	$17,722.80

* Represents filing fee previously paid. All other expenses are estimates.

Item 15.                          Indemnification of Directors and Officers.

The Pennsylvania Business Corporation Law, referred to as the PBCL, provides that Pennsylvania corporations shall have the power, under specified circumstances, to indemnify any person who is or was a representative of the corporation in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such representatives, against expenses (including attorney’s fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding. Further, the PBCL provides that Pennsylvania corporations must indemnify a representative of the corporation who is successful on the merits or otherwise in defense of any such action, suit or proceeding against expenses reasonably incurred.

The Bylaws of the Registrant provide indemnification or reimbursement for reasonable expenses actually incurred by directors or officers. However, indemnification or reimbursement shall be provided only when a director or officer acted in good faith and reasonably believed such actions were in the best interests of the Registrant. Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy covering the Registrant and its subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant, we have been informed that, in the opinion of the SEC, any such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.                          Exhibits.

Exhibit 4*

Form of Common Stock Certificate. (Incorporated by reference to Exhibit 4 of the Registrant’s Registration Statement on Form S-3 (Registration No. 333-171840), as filed with the Commission on January 24, 2011.)

Exhibit 5.1*

Opinion of Bybel Rutledge LLP, Special Counsel to ACNB Corporation. (Incorporated by reference to Exhibit 5.1 of the Registrant’s Registration Statement on Form S-3 (Registration No. 333-171840), as filed with the Commission on January 24, 2011.)

Exhibit 23.1	Consent of RSM US LLP.

Exhibit 23.2	Consent of BDO USA, LLP.

Exhibit 23.3*	Consent of Bybel Rutledge LLP (included as part of Exhibit 5.1).

Exhibit 24.1	Power of Attorney (included on Signature Page).

Exhibit 99.1	ACNB Corporation Dividend Reinvestment and Stock Purchase Plan (included in prospectus).

Exhibit 99.2	Form of ACNB Corporation Dividend Reinvestment and Stock Purchase Plan Enrollment Form.

* Previously Filed

Item 17.                          Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)                                           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information in the Registration Statement.

Provided, however, that:

Paragraphs (i), (ii) and (iii) of this section do not apply if the Registration Statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)                                           That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                           That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5)                                           That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Gettysburg, Commonwealth of Pennsylvania on, March 8, 2019.

ACNB CORPORATION

By:	/s/ James P. Helt
James P. Helt
President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated. KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James P. Helt, Lynda L. Glass and David W. Cathell, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

	Capacity	Date

/s/ James P. Helt	President & Chief Executive Officer and Director (Principal Executive Officer)	March 8, 2019
James P. Helt

/s/ David W. Cathell	Executive Vice President/Treasurer & Chief Financial Officer (Principal Financial Officer)	March 8, 2019
David W. Cathell

/s/ Richard L. Alloway II	Director	March 8, 2019
Richard L. Alloway II

/s/ Frank Elsner, III	Chairman of the Board and Director	March 8, 2019
Frank Elsner, III

/s/ Todd L. Herring	Director	March 8, 2019
Todd L. Herring

/s/ Scott L. Kelley	Director	March 8, 2019
Scott L. Kelley

/s/ James J. Lott	Director	March 8, 2019
James J. Lott

/s/ Donna M. Newell	Director	March 8, 2019
Donna M. Newell

/s/ J. Emmett Patterson	Director	March 8, 2019
J. Emmett Patterson

/s/ Daniel W. Potts	Director	March 8, 2019
Daniel W. Potts

/s/ Thomas A. Ritter	Director	March 8, 2019
Thomas A. Ritter

/s/ Marian B. Schultz	Director	March 8, 2019
Marian B. Schultz

/s/ D. Arthur Seibel, Jr.	Director	March 8, 2019
D. Arthur Seibel, Jr.

/s/ David L. Sites	Director	March 8, 2019
David L. Sites

/s/ Alan J. Stock	Vice Chairman and Director	March 8, 2019
Alan J. Stock

/s/ James E. Williams	Director	March 8, 2019
James E. Williams